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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This report, including the letter to stockholders, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are often identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

        Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

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  our high level of indebtedness;

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  our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements;

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  general economic conditions (including the impact of continued high unemployment and changing consumer behavior), inflation and interest rate movements;

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  our ability to improve the operating performance of our stores in accordance with our long-term strategy;

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  our ability to maintain or grow prescription count and realize front-end sales growth;

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  our ability to retain the business we have gained as a result of the Walgreens / Express Scripts dispute which was settled in September 2012;

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  our ability to hire and retain qualified personnel;

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  the continued efforts of private and public third-party payors to reduce prescription drug reimbursement and encourage mail order and limit access to payor networks;

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  competitive pricing pressures, including aggressive promotional activity from our competitors;

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  decisions to close additional stores and distribution centers or undertake additional refinancing activities, which could result in further charges to our operating statement;

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  our ability to manage expenses and our investment in working capital;

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  continued consolidation of the drugstore and the pharmacy benefit management industries;

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  changes in state or federal legislation or regulations, and the continued impact from the ongoing implementation of the Patient Protection and Affordable Care Act as well as other healthcare reform;

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  the outcome of lawsuits and governmental investigations;

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  our ability to maintain the listing of our common stock on the New York Stock Exchange, and the resulting impact on our indebtedness, results of operations and financial condition; and

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  other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the "SEC").

        We undertake no obligation to update or revise the forward-looking statements included in this report, including the letter to stockholders, whether as a result of new information, future events or otherwise, after the date of this report. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview and Factors Affecting Our Future Prospects" included in our Annual Report on Form 10-K for the fiscal year ended March 2, 2013, which we filed with the SEC on April 23, 2013.

May 2013

Dear Fellow Investors:

        Thanks to the hard work and dedication of our entire Rite Aid team, we generated outstanding results in fiscal 2013 and delivered one of the best years in our company's 50-year history. In addition to our return to profitability, we set an all-time company record for full-year Adjusted EBITDA and completed a comprehensive debt refinancing that gives us the financial flexibility we need to execute our business plan. We also grew same-store prescription count, increased front-end same-store sales and exceeded our goal for flu immunizations in fiscal 2013.

        These tremendous accomplishments have been many years in the making. During this time, our 90,000 associates have embraced our strategy and worked hard to exceed expectations in our stores and distribution centers each and every day. Together, we are successfully transforming Rite Aid into a true neighborhood destination for health and wellness. As a result, we are a stronger company that is better equipped to meet the individual wellness needs of our customers and patients.

        Our transformation into a wellness destination couldn't have come at a more critical time. As the U.S. population ages and the Affordable Care Act takes hold, it's apparent that our customers and patients will be relying on us more than ever to help them manage their wellness in an increasingly complex health care environment. That's why we continue to expand our offering to include services such as immunizations, one-on-one patient counseling and tools that encourage and assist our patients in taking their medications as prescribed.

        Though some would view this changing health care landscape as a challenge, we view it as a significant opportunity to grow our business and develop new and exciting ways to serve our customers. In order to deliver long-term value for our shareholders, we are committed to implementing a strategy that aligns with the evolution of U.S. health care and the practice of pharmacy while meeting the unique and changing needs of our customers and patients.

        As we enter fiscal 2014, we look forward to continuing our wellness transformation by providing our patients with personalized care while leveraging our enhanced wellness offerings to attract additional customers. Our goal for the year is to continue our positive momentum by building upon the same key initiatives that have fueled our improved performance and embracing new ways of doing business in a changing health care environment.

We're Making wellness+ Even Stronger

        Since launching in fiscal 2011, our wellness+ customer loyalty program has played a key role in generating improved business results and strengthening Rite Aid as a wellness destination. We believe this highly successful program continues to be the richest and most rewarding loyalty program in our industry.

        Despite increased competition in the drugstore loyalty space, our active wellness+ membership continues to grow and members continue to frequently use their loyalty card. Heading forward, wellness+ will continue to be the cornerstone of our wellness strategy, and we are focused on finding new ways to enhance the program to provide a more personalized and engaging drugstore experience.

We're Providing Care Beyond Prescriptions

        There is no doubt that we had an excellent year in pharmacy. Same-store prescription count grew 3.4 percent, largely due to our ability to attract and retain a very high number of patients who came to Rite Aid during the Express Scripts-Walgreens dispute. In addition, we benefitted from a wave of new generic medications, which were a key driver of our improved pharmacy gross margin.

        As we look forward, we are focused on delivering care beyond prescriptions to provide our patients with a broader range of wellness services that drive better patient health outcomes and help to lower health care costs.

        A great example is our immunizations program. In fiscal 2013, our pharmacists administered nearly 2.4 million flu immunizations, a 60 percent increase over the previous year. Meanwhile, we continue to offer one-on-one pharmacist-patient counseling through our Rite Care Prescription Advisor program, which gives our pharmacists a platform to explain to patients the importance of taking medications as their doctor prescribed. We're also expanding our capabilities to deliver more Medication Therapy Management services.

        As we continue to expand the role of our pharmacists—who are among the most trusted professionals in health care—we believe we are uniquely positioned to provide a wider, more sophisticated range of services that delivers convenient, affordable health solutions as part of a more personalized drugstore experience.

        We see further opportunities to develop programs that meet the specific needs of our poly chronic patients, many of whom are seniors aged 65 and older. Poly chronic patients are those who suffer from multiple chronic conditions such as heart disease, arthritis and diabetes, and they often have a difficult time managing their complex prescription therapies and overall health. At Rite Aid, we believe that we can make a more meaningful difference in the lives of these customers and patients. We view this as a key opportunity for fiscal 2014 and beyond.

We're Transforming Rite Aid Into A Wellness Destination

        Our Wellness stores are perhaps the most visible component of our broader health and wellness strategy. These remodeled stores feature expanded pharmacy services, additional wellness and fitness items and our Wellness Ambassadors, who serve as a bridge from the front end of our stores to the pharmacy by informing customers about the pharmacy services we offer and facilitating the pharmacist-patient relationship.

        In a little over two years, we have converted 800 Rite Aid stores to the Wellness format and trained nearly 1,300 Wellness Ambassadors to provide a higher level of customer service in these stores. We have also created the new Genuine Well-being format, the latest iteration of our wellness concept that features a unique interior design and new innovative merchandising concepts. As we continue to reinvest in our store base, we plan to convert an additional 400 stores to the Genuine Well-being format in fiscal 2014.

We're Focused On Meeting Our Customers' Needs

        Our associates are doing a tremendous job of providing a unique, engaging and personalized shopping experience in our stores. According to the latest retail results from the American Customer Satisfaction Index, an independent and well-respected measure of customer satisfaction, we have earned the top position among major drugstore chains.

        Our associates have also demonstrated their commitment to "making it personal" in our communities. Last year, we celebrated Rite Aid's 50th anniversary by holding 50 special "Acts of Wellness" community events throughout our chain. The positive energy surrounding these events was tremendous and showed existing and potential customers that we are caring neighbors.

We're Committed To Delivering Long-term Value

        Fiscal 2013 was a banner year for our company, both in terms of the outstanding results we generated and the tremendous progress we made in strengthening Rite Aid as a wellness destination. We are proud of our recent success, but we also understand that our quest to create the best drugstore experience in our business is just beginning.

        As our company begins a new fiscal year, we thank our associates for their commitment to understanding our strategy and bringing it to life every day in our stores. We thank our supplier partners for collaborating with us to deliver wellness, value, innovation and a one-of-a-kind shopping experience. We are grateful to our Board of Directors for their guidance, especially Michel Coutu, who recently left our board, and Mary Sammons and James Donald, who are leaving the board in June. We thank them for their years of valuable service to Rite Aid. At the same time, we look forward to the service of Bruce Bodaken, former Blue Shield of California chairman, president and CEO, who joined our board earlier this month.

        And we thank you, our investors, for your continued support as we position Rite Aid to be the customer's number one choice for health and wellness.

Sincerely,

John Standley Rite Aid Chairman, President and CEO

QuickLinks

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
We're Making wellness+ Even Stronger
We're Providing Care Beyond Prescriptions
We're Transforming Rite Aid Into A Wellness Destination
We're Focused On Meeting Our Customers' Needs
We're Committed To Delivering Long-term Value